Exhibit 23.6
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     We hereby consent to the use of the name W.D. Von Gonten & Co., to references to W.D. Von Gonten & Co. as independent petroleum engineers, to the inclusion of information contained in our report as of December 31, 2010, and to the inclusion of our report as an exhibit in the Registration Statement on Form S-4 of Alta Mesa Holdings, LP and Alta Mesa Finance Services Corp. and the related prospectus that is a part thereof. We further consent to the reference to this firm under the heading “EXPERTS” in the Registration Statement and related prospectus.
Yours very truly,
W.D. VON GONTEN & CO.
/s/ William D. Von Gonten, Jr.
William D. Von Gonten, Jr., P.E.
TX#73244
President
Houston, Texas
April 14, 2011